Filed Pursuant to Rule 424(b)(5)

Registration No. 333-175191

The information in this prospectus supplement and the accompanying prospectus is not complete and may be changed. This prospectus supplement and the accompanying prospectus are not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, dated November 10, 2011

PROSPECTUS SUPPLEMENT

(To the Prospectus Dated July 13, 2011)

Shares of Common Stock

We are offering up to                         shares of our common stock.

Our common stock is currently traded on the Over-the-Counter Bulletin Board under the symbol “AUGT”.  On November 4, 2011, the closing price of our common stock was $2.90 per share.

Investing in our common stock involves significant risks.  Before buying any shares, you should read the discussion of material risks of investing in our common stock in “Risk Factors” beginning on page S-11 of this prospectus supplement and page 9 of the accompanying prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement.  Any representation to the contrary is a criminal offense.

	Per Share	Total

Public offering price	$	$
Underwriting discounts and commissions	$	$
Proceeds, before expenses, to us	$	$

We estimate the total expenses of this offering, excluding the underwriting discounts and commissions, will be approximately $                      .

The underwriters may also purchase from us up to an additional                        shares of our common stock at the public offering price per share, less the underwriting discounts and commissions, to cover over-allotments, if any, within 45 days of the date of this prospectus supplement.

In connection with this offering, we have also agreed to issue the underwriters warrants to purchase shares of our common stock in an amount up to 5% of the shares of common stock sold in this offering.  If the underwriters exercise these warrants, we anticipate each share of common stock may be purchased at $               per share (115% of the price of the shares of common stock sold in this offering).

Northland Capital Markets

ThinkEquity LLC	Brean Murray, Carret & Co.

This prospectus supplement is dated November        , 2011

Prospectus Supplement

Prospectus

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts.  The first part is the prospectus supplement, including the documents incorporated by reference, which describes the specific terms of this offering.  The second part, the accompanying prospectus, including the documents incorporated by reference, provides more general information. Generally, when we refer to this prospectus, we are referring to both parts of this document combined.  We urge you to carefully read this prospectus supplement and the accompanying prospectus, and the documents incorporated herein and therein, before buying any of the securities being offered under this prospectus supplement.  This prospectus supplement may add, update or change information contained in the accompanying prospectus.  To the extent that any statement that we make in this prospectus supplement is inconsistent with statements made in the accompanying prospectus or any documents incorporated by reference therein, the statements made in this prospectus supplement will be deemed to modify or supersede those made in the accompanying prospectus and such documents incorporated by reference therein.

You should rely only on the information contained or incorporated herein by reference in this prospectus supplement and contained or incorporated therein by reference in the accompanying prospectus.  We have not, and the underwriters have not, authorized anyone to provide you with different or additional information.  Dealers are not authorized to give any information other than contained in the prospectus, this prospectus supplement, and any free writing prospectus prepared by us or on our behalf.  If anyone provides you with different, additional or inconsistent information, you should not rely on it.  We and the underwriters are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.  Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the common stock and the distribution of this prospectus outside the United States.  You should assume that the information in this prospectus supplement and the accompanying prospectus is accurate only as of the date on the front of the applicable document and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus supplement or the accompanying prospectus, or any sale of a security.  Our business, financial condition, results of operations and prospects may have changed since those dates.  You should read this prospectus supplement, the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus when making your investment decision.  You should also read and consider the information in the documents we have referred you to in the section of the accompanying prospectus entitled “Where You Can Find More Information.”

This prospectus supplement, the accompanying prospectus, and the information incorporated herein and therein by reference includes trademarks, service marks and trade names owned by us or other companies.  All trademarks, service marks and trade names included or incorporated by reference into this prospectus supplement or the accompanying prospectus are the property of their respective owners.

In this prospectus, unless otherwise specified or the context requires otherwise, we use the terms “Augme,” the “Company,” “we,” “us” and “our” to refer to Augme Technologies, Inc.  Our fiscal year ends on the last day of February.

S-ii

FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein contain forward-looking statements.  These statements relate to future events or to our future financial performance and involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements.

Factors that might affect our forward-looking statements include, among other things:

•      overall economic and business conditions;

•      the demand for our products and services;

•      competitive factors in the industries in which we compete;

•      emergence of new technologies which compete with our product and service offerings;

•      other capital market conditions, including availability of funding sources;

•      changes in government regulations related to our industry.

In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “could,” “would,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “projects,” “predicts,” “potential” and similar expressions intended to identify forward-looking statements.  These statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties.  Given these uncertainties, you should not place undue reliance on these forward-looking statements.  We discuss many of these risks in greater detail under the heading “Risk Factors” herein and in the documents incorporated by reference herein.  Also, these forward-looking statements represent our estimates and assumptions only as of the date of the document containing the applicable statement.

Unless required by law, we undertake no obligation to update or revise any forward-looking statements to reflect new information or future events or developments.  Thus, you should not assume that our silence over time means that actual events are bearing out as expressed or implied in such forward-looking statements.  Before deciding to purchase our common stock, you should carefully consider the risk factors incorporated by reference and set forth herein, in addition to the other information set forth in this prospectus supplement, the accompanying prospectus and in the documents incorporated by reference herein and therein.

S-iii

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights certain information about us, this offering and information appearing elsewhere in this prospectus supplement, in the accompanying prospectus and in the documents we incorporate by reference.  This summary is not complete and does not contain all of the information that you should consider before investing in our securities.  To fully understand this offering and its consequences to you, you should read this entire prospectus supplement and the accompanying prospectus carefully, including the information referred to under the heading “Risk Factors” in this prospectus supplement beginning on page S-11, the financial statements and other information incorporated by reference in this prospectus supplement and the accompanying prospectus when making an investment decision.

About Augme Technologies, Inc.

Our Business

Overview

We are a leader in mobile marketing technology and services that enable brands, advertising agencies, and media companies to seamlessly integrate promotions, video and other digital content through the Internet and mobile devices.  Our platform allows our customers to use mobile media to quickly create, deploy and measure rich-media, interactive marketing campaigns across all networks and devices.  Campaigns built on our software platform provide optimized marketing messages to the consumer by delivering personalized brand experience to customers where they work, play and live.

Augme’s AD LIFE™ platform provides the foundation to deliver all functions of mobile execution while interconnecting with core enterprise systems for delivering content, managing consumer and shopper communications, delivering mobile advertising, marketing and commerce tactics.  We believe that AD LIFE™ is core to measuring and refining what we believe will quickly become millions of data points across multiple channels.  AD LIFE™ is founded on an Application Programming Interface (“API”) first architecture and designed to be a part of the digital infrastructure within any enterprise.  AD LIFE™ delivers successful consumer experiences on a mobile device, but more importantly, a central mechanism to aggregate and understand consumer behaviors across many touch points with the purpose of customizing contextual consumer and shopper experiences.  AD LIFE™ powers a future in which a consumer who interacts with a mobile device is immediately identified, segmented and delivered content that is personalized.  While companies must set near term goals for mobile, we believe the choice of technology must be thought with the future in mind.  Faster than most perceive, we believe mobile technologies will evolve and companies must evolve as quickly without the cost of rebuilding.  While a 2D code is the present, image recognition and augmented reality are not far away.  Today coupon redemption is reliant on loyalty card triggers, inadequate scanning and printing at retail locations; soon we expect Near Field Communications, (“NFC”) will dominate the way consumers transact with mobile devices for coupons and payments.  AD LIFE™ is built for scale and we expect it will serve as a guide for enterprise through the changing landscape and we expect that AD LIFE™ will ensure our relevancy in the mobile market.

AD LIFE™ Mobile Marketing Platform features include:

•                  Appliance SaaS and Managed Service Models

•                  API Architected

•                  Patented Device Detection & Content Targeting

•                  mConsumer & mHealth Solutions

•                  Mobile WebMobile AppsTracking & Analytics  - Access to Consumer Records / Mobile Social Media Integration /National Mobile Couponing / Co-Pay Solutions

•                  Mobile Rebate Solutions

•                  Location Aware Solution

•                  Mobile Sweepstakes & Sampling

•                  CRM Integration

•                  Mobile Media Planning

•                  HIPAA Compliant Mobile Health Solutions

We believe our integrated, easy-to-use, end-to-end platform is the most extensive mobile marketing and advertising campaign management platform in the industry.  Our platform enables brands, advertising agencies and media companies to plan, execute, monitor and measure mobile marketing and advertising campaigns in real time throughout the campaign lifecycle.  We generate revenue from our software as a service (“SaaS”) model, from licensing our software to customers and from providing managed services to customers.  We also generate revenue through fee and consulting arrangements for website mobilization and expect to generate revenue through licensing our technology to companies in the future.

We have invested a significant amount of resources in our intellectual property (“IP”) portfolio.  The Company owns five issued patents, including one issued patent that we acquired in July 2011 from JagTag, Inc. (“JagTag”) pursuant to our acquisition of substantially all the assets of JagTag, which include JagTag’s patents and patent applications, trademarks, domain names, associated goodwill and customer contracts (the “JagTag Assets”).  Prior to our acquisition of the JagTag Assets, we had three patent applications pending with the United States Patent & Trademark Office (“USPTO”).  Included within the JagTag Assets that we acquired are 14 pending non-provisional patent applications, including two patent applications that have been allowed but not yet issued by the USPTO.  Our issued patents and patent applications contain a broad range of claims covering our proprietary technologies and products.  We have retained Goodwin Proctor, an internationally recognized law firm, and ipCapital, the leading intellectual property (“IP”) strategy consulting firm, to support the strategic expansion and monetization of our IP portfolio.

In addition, on August 25, 2011, we completed our acquisition of substantially all of the assets of Hipcricket, Inc. (“Hipcricket”) pursuant to an Amended and Restated Asset Purchase Agreement signed on that day.  The acquired assets consisted of substantially all of the assets that are related to, used in connection with, or that form a part of Hipcricket’s business, including, without limitation, accounts receivable, trademarks, domain names, associated goodwill and customer contracts (the “Hipcricket Assets”).

We currently employ approximately 127 people including an internal direct sales team of 25 full time employees.  In addition, we also maintain an indirect sales network of several hundred people through channel partnerships with Graphic Packaging, News Corp’s News America Marketing, Inmar and a number of agencies such as Omnicom.  We have an expanding customer base including approximately 50 current and recent Fortune 500 and Global Fortune 500 companies in the healthcare, pharmaceutical and consumer package goods industries, among others, which includes customers of Hipcricket and JagTag that we acquired in connection with our acquisition of the Hipcricket Assets and the JagTag Assets.  We were formerly known as Modavox, Inc. and changed our name to Augme Technologies, Inc. in February 2010.  We were founded in 1999 and are based in New York, New York.

Our Solution

AD LIFE™ is our software platform that provides brands, advertising agencies and ERP companies the ability to create, deliver, manage and track interactive marketing campaigns targeting mobile consumers through traditional print advertising channels.  We believe our integrated, easy-to-use, end-to-end platform is the most extensive mobile marketing and advertising campaign management platform in the industry and enables brands, advertising agencies, and media companies to easily create, deliver, manage, and track mobile execution through a comprehensive web portal.

AD LIFE™ allows us to provide our clients a full suite of mobile marketing services, thus providing an end-to-end mobile campaign management software system.  Our AD LIFE™ platform delivers the following benefits to our customers:

•                  Device recognition technology formats traditional digital assets into content that can be viewed on virtually any mobile device regardless of operating system or network provider;

•                  Our open architecture offers the widest variety of Consumer Response Tags (“CRTs”) in the market today, including SMS, 2D codes, Logo, and Audio recognition, allowing consumers to use their mobile devices to easily and instantly access on-demand digital content;

•                  Ability to measure campaign effectiveness using data analysis gathered and processed using proprietary techniques, these key metrics and results of client campaigns include demographic and behavioral data;

•                  Ease of implementation and integration with brands’ existing ERP and CRM systems provides the ability to optimize campaigns and fulfillment; and

•                  Our software platform enables our customers to implement mobile campaigns in a short time frame, typically 10-20 days, and is significantly more cost effective than sourcing technology.

In addition, through our acquisition of the Hipcricket Assets and the JagTag Assets and the 2D barcode system developed by JagTag, we are able to deliver multimedia to both smartphones and standard phones, without requiring the consumer to download an application prior to use.  Anywhere mobile consumers encounter our 2D barcodes developed by JagTag, they can use their phones to request and immediately receive multimedia content, including video, audio, pictures, coupons and text.

Our Strategy

Our goal is to be the leading provider of mobile marketing.  The principal elements of our strategy to achieve this goal are to:

•                  capitalize upon our existing patented technology to further develop new product innovations and licensing opportunities, fully leveraging the value of our technology and patent portfolio;

•                  invest in our platform to address changes in our end markets and technology;

•                  further penetrate brands within our existing customer base and add new strategic relationships with brands and advertising agencies;

•                  grow our revenue and focus on achieving profitability;

•                  continue to pursue strategic acquisitions that will increase our market share, technology leadership or our expanding geographic footprint; and

•                  monetize the value of our intellectual property through patent enforcement, licensing and collaboration efforts.

Intellectual Property Overview

Our patented technology is believed to be foundational to targeted Internet functions, such as advertising, broadcasting and content delivery.  The patents cover what we believe is breakthrough technology invented early in the mass consumer Internet age, placing the invention ahead of the inception of growth companies being developed in the Internet and mobile marketing space.  The patents teach of a code module system, designed to automatically assemble content delivery on backend server systems allowing Website publishers using the Augme methods to target content to end-users’ preferences, networks, devices, and installed Internet capabilities from any Website destination.  All patent families remain open for additional divisional and continuation-in-part filings with applications in various stages of approval.  Augme filed another application in 2011, U.S. patent application No. 61/493223 “Method and System for Generation of Anonymous Profiles from a Tri-Level Mapping of Mobile Network Marketing Econometrics”.  These inventions solve mobile marketing consumer privacy issues by protecting users’ identities and movements through a mobile network.  The inventions also allow for brand centric rich media and mobile marketing engagements to be tracked and presented in way that provides data in three layers of utility within the areas of retail, product and consumer engagement.

Further patent acquisitions are being assessed by Augme management and a comprehensive portfolio growth strategy is being executed within the context of Augme’s overall intellectual property strategy.

Augme Patent Portfolio

Augme patent claims include what we believe to be indispensable distribution and delivery aspects of behavioral targeting advertisements and content delivery over the Internet and related networks and processor platforms.  We do not believe that behavioral targeting, as performed today, is possible without employing Augme IP.

Behavioral Targeting

Behavioral targeting is a technique that utilizes software and hardware methods to serve advertisements to specific Internet viewers, segmenting the target audience based upon observed content and measured data.  This is a data driven process and the quantity of data is important in obtaining accurate information about the viewer so that appropriate advertising can be delivered in real time.

Behavioral targeting holds significant underlying value through many key benefits, including the following:

•      advertising campaigns are more likely to favorably influence targeted audiences than the general public;

•      publishers generate additional revenue from previously unsold advertising inventory;

•      the process of targeting provides companies with invaluable end-user and consumer data; and

•      online video advertising will be firmly established by 2012, creating a new supply of interactive targeted content.

Behavioral targeting has the potential to become the most valuable and most often utilized form of advertising to all Internet-enabled devices.  According to eMarketer, the behavioral targeting market in the U.S. was approximately $775 million in 2008.  It is projected to exceed $4 billion by 2012, at which time it will still only represent approximately 9% of the total online advertising market, leaving plenty of room for growth in the next decade.

Augme IP Users/Beneficiaries:

•      Content Publishers get targeted audiences, expanding the time spent on a given publisher’s site.

•      Internet Service Providers (ISP’s) gain system efficiencies by delivering specific content/ads, reducing the bandwidth requirements when providing data to end users using a shotgun approach.

•      Advertisers receive higher conversion rates because of the targeted nature of their ads.

•      E-Commerce providers are able to deliver targeted product promotions, increasing their conversion metrics.

•      Internet Broadcasters are able to deliver targeted programming, which should increase the average viewing/listening time by end-users.

When applying the same behavioral targeting tactics to the explosive mobile market, these and other beneficiaries gain even greater value by expanding their reach to meet the rapidly growing demands of the mobile consumer.

We believe the Augme patents are effectively the gate keeper for the delivery of behavioral targeted advertising and content distribution to any Internet-enabled device.  Given what we believe to be the broad range of the patents and their foundational status to achieve behavioral targeting, we believe that patent licensing — in conjunction with aggressive development and commercialization of marketing driven technologies that utilize the IP — present the optimal strategy for fully leveraging the value of the Company’s patent portfolio.

Device Detection and Content Targeting

Augme provides its clients with software that becomes embedded within the client’s existing website, such that when a mobile device attempts to access the site, the device is redirected to Augme’s AD LIFE™ platform.  AD LIFE™ utilizes its patented device detection software to seek out all of the currently connected device’s capabilities, including everything from how large the screen is all the way down to whether or not this device is capable of displaying PDF files.  Armed with this detailed information about device capabilities, AD LIFE™ then utilizes its patented content targeting engine to generate an experience, based on a template, that is custom tailored for the specific device and its capabilities.

Intellectual Property Summary

We believe Augme’s patent portfolio described below is foundational to the methods utilized in two primary types of mobile Internet operations providing:

•      device detection and mobile content targeting and

•      customized content and mobile advertising delivery

Central to the growth being experienced and projected within Augme’s marketing technology business is the fact that the Internet enabled smartphones have become a leading driver of growth in Internet traffic and utilization by consumers.  Due to that explosive growth, publishers are refocusing to reach consumers through mobile websites and initiatives.  One example of the effect of adding computers to cellular phones is the phenomenal growth of Apple’s mobile software applications market in addition to those “application” communities that have been cultivated by Google with its Android, Blackberry, and Microsoft as well as others.  This market has been brought about by the presence of the foundational mobile broadband Internet infrastructure and mobile device advancements.  In fact, the cellular phone has been augmented with mobile computers complete with processors, Internet browsers, operating systems and software applications.  Augme’s products provide real time mobile customized content delivery, enabling richer and more functional content for end users.  With additional patents issued in 2010, and the investment in our licensing efforts during 2010, we have set the stage for both our 2011 enterprise Software as a Service (SaaS) licensing strategy and patent licensing strategy.  The hyper-growth in the mobile marketing space, the rapid consumer adoption of smartphones, continued focus on intellectual property expansion, and IP enforcement are 2011 initiatives already underway.

We believe that growth in the mobile Internet market space may enhance our patent licensing initiative.  The market space has contributed to the creation of an emerging group of companies that have developed revenue streams that we believe are dependent on Augme’s patented technology.  Augme’s inventions have solved device, infrastructure and customized content distribution problems that have faced Internet publishers.  Now in 2011, well within the coverage of the patent protection, the identical problems are repeating in the mobile Internet and we believe that Augme’s inventions again present the solution for mobile Internet publishers and service providers.  We believe that the growing number of market entries by highly capitalized companies and the highly sought after massive consumer audience emerging on the mobile Internet provide significant opportunities for the licensing of Augme’s patents.

Augme’s solutions are supported by its intellectual property portfolio; Augme owns five issued patents and two patent applications that have been allowed but not yet issued by the USPTO which we acquired from JagTag, and has additional patent applications pending with the USPTO.  The patents and patent applications contain a broad range of claims covering our proprietary technologies and products.  Augme also owns 17 trademarks, one of which was included in the JagTag Assets that we acquired, protecting the names of our products and identity in the marketplace.

Augme owns the “Method and System for Adding Function to a Webpage” portfolio of patents.  The Augme patents teach technical methods/systems enabling the dynamic customization of Web pages based upon user (Web site visitor) information (such as browser type, geographic location, behavioral data, etc.).  US Patent No. 6,594,691 (the “‘691 Patent”) was issued on July 15, 2003, and is titled “Method and System for Adding Function to a Webpage.”  US. Patent No. 7,269,636 (the “‘636 Patent”) was issued on September 11, 2007, and is titled “Method and Code Module for Adding Function to a Webpage.”  The ‘636 Patent describes, among other things, a state-of-the-art delivery infrastructure and delivery practices seen in the marketplace today.  US Patent No.

7,783,721 entitled “Method and Code Module for Adding Function to a Webpage” was issued August 24, 2010.  The patent describes, among other things, how to enable Internet and mobile websites to be delivered with customized content that is tailored to any end-user’s network-enabled device.  The customization is achieved by automatically gathering information about the user’s device, browser and other information provided from the content of the Web page.

US Patent No. 7,831,690 (the “‘690 Patent”) entitled “Appliance Metaphor for adding Media Function to a Web Page” was issued November 9, 2010.  The ‘690 Patent describes a media appliance metaphor, a graphic representation representing a real world counterpart (for example, a radio player) that is formed by a server system as a service response customized in response to information about a Web page.

We believe that the issuances of these patents further establish Augme as the owner of foundational Internet content targeting technology.  We believe the patents provide further validation of our company’s core technology and increase our patent claims in key new areas for our business operations and enforcement strategy.  These new patents are being further assessed and maximized to contribute to the overall valuation of the Augme portfolio.  Augme has focused on growing its intellectual property portfolio and managed in 2010 to double the size of its patent portfolio through a direct and measured effort.

Augme’s technology uses Web browsers that adhere to the standards for Hypertext Transfer Protocol (HTTP) and add function to a Web page through an easily distributed software code module.  The method and system deliver responses to browser requests that are customized based upon browser and platform information and preferences.  When a Web page is downloaded, the technology automatically executes a first code module embedded in the Web page.  The first code module issues a first command to retrieve a second code module, via a network connection, from a server system.  Then, a second code module is assembled based upon the browser and platform information.  Finally, the assembled second code module, with a service response, is returned to the browser, where, upon execution, the response is rendered on the processor platform.

Augme believes that the methods and systems taught by its patents are being widely used in various Internet-based (including the mobile Web) industries and business verticals, including but not limited to “behavioral targeted advertising.”

“Gartner expects the mobile advertising market to more then double over the next two years and to increase 12-fold by 2015 to $20.6 billion worldwide, or about 4% of total ad expenditures.  This growth is being driven by robust consumer adoption of smartphones and media tablets, which is changing the way consumers use and think about mobile devices — from primarily as phones to all-purpose information, entertainment and social networking devices. Gartner forecasts nearly 1 billion smartphones and about 350 million media tablets will be sold in 2015, making these platforms nearly indispensable for advertisers.”  Gartner Research “Hype Cycle for the Telecommunications Industry, 2011” by Joy Yang, Peter Kjeldsen and Venecia K Liu, July 29, 2011.  The Gartner Report described herein (the “Gartner Report”) represents data, research opinion or viewpoints published, as part of a syndicated subscription service, by Gartner, Inc. (“Gartner”), and are not representations of fact.  Each Gartner Report speaks as of its original publication date (and not as of the date of this prospectus supplement) and the opinions expressed in the Gartner Report are subject to change without notice.

Augme’s patent pending “Method and System for Generation of Anonymous Profiles from a Tri-Level Mapping of Mobile Network Marketing Econometrics” solves critical mobile marketing consumer privacy issues by protecting users’ identities and movements through a mobile network.  The invention also allows for brand centric rich media and mobile marketing engagements to be tracked and presented in a way that provides data in three layers of utility within the areas of retail, product and consumer engagement.  The data interface resulting from this technology allows brands to manage mobile marketing technology in a way that increases the knowledge base and strategic information mapping anonymous consumer behavior and data.

Included within the JagTag Assets that we acquired is a patented system that provides ad serving to a mobile device via MMS (text messaging). Patent no.7,958,081, entitled “Apparatus, Methods and Systems for Information Querying and Serving on Mobile Devices Based on Ambient Conditions,” was issued June 7, 2011. When targeting is possible, the system allows an ad to be served intelligently based on atmospheric information surrounding the user, and the ad can correspond to existing knowledge, probable location, and other information about the user and MMS messages. For example, if, on a hot day, a user sends a picture of soup with a note to his dad, who enjoys spicy foods, saying “for dinner”, then the content of the ad served to dad could take into account the weather, location, and dad’s preferences, and for example, could include an ad for a local store selling gazpacho soup.  This provides us with the ability to intelligently target cell phones via MMS.

The JagTag Assets also included the following:

•      Allowed patent application on, among other things, a system that provides tailored ad serving in a virtual world.  Patent application serial no. 11/864,807, entitled “Apparatus, Methods and Systems for Information Querying and Serving in a Virtual World Based on Profiles,” was allowed June 27, 2011.  When targeting is possible, the system allows an ad to be served in a virtual world, such as a gaming environment, intelligently based on atmospheric information surrounding the user, and the ad can correspond to existing knowledge, probable location, and other information about the user.  For example, a user in a virtual environment, such as a massively multiplayer online role playing game, may be served with an ad based on the user’s ad viewing history, interests, and/or environmental/ambient surroundings.  This provides us with the ability to intelligently target users in virtual environments.

•      Allowed patent application on, among other things, a system that provides tailored ad serving on the Internet.  Patent application serial no. 11/864,814, entitled “Apparatus, Methods and Systems for Information Querying and Serving on the Internet Based on Profiles,” was allowed June 28, 2011.  When targeting is possible, the system allows an ad to be served to users on the Internet intelligently based on atmospheric information surrounding the user, and the ad can correspond to existing knowledge, probable location, and other information about the user.  For example, a user may be served with a webpage-embedded ad based on the user’s ad viewing and/or web-browsing history, interests, and/or environmental/ambient surroundings.  This provides us with the ability to intelligently target users on the Internet.

Augme is engaged in several legal disputes with companies that we allege are infringing various of our patents.

Our patents are an integral and foundational component of our technology platforms and services as well as providing potential for attractive partnership opportunities with third parties who have been identified to license the technology within prescribed market verticals.  In addition, we are obtaining licenses through our clients’ use of our core technology platforms.

Recent Developments

Acquisition of the Assets of Hipcricket, Inc.

On August 25, 2011 we completed our acquisition of the Hipcricket Assets.  The adjusted purchase price for the Hipcricket Assets was $42,500,000, of which $3,000,000 was paid in cash, $1,000,000 was paid by issuance of a promissory note to Hipcricket, and $40,100,757 was paid by the issuance of 11,457,359 restricted shares of our common stock.  Pursuant to the Amended and Restated Asset Purchase Agreement, we also assumed $413,352 in Hipcricket accounts payable and $150,000 in tax liability.  A more complete description of this transaction is included in the Current Reports on Form 8-K that we filed with the Securities and Exchange Commission on August 4, 2011 and August 31, 2011.

We believe the acquisition of the Hipcricket Assets represents an opportunity for us to add a highly complementary business to our existing business and to significantly expand our operations.

See the discussion “Acquisition of the Assets of Hipcricket, Inc.” in the section of this prospectus supplement titled “Use of Proceeds” for additional information.

Litigation Update

The following information discusses legal proceedings which were reported on prior reports we filed with the Securities and Exchange Commission but in which there have been material developments.

Augme Technologies, Inc. v. Yahoo! Inc.  On August 11, 2011, a Markman hearing was held at the United States District Court for the Northern District of California before Magistrate Judge Joseph C. Spero.  Markman hearings are conducted to clarify the meaning of disputed claim terms and define the scope of the patents at issue.  On September 13, 2011, Judge Spero issued a Claims Construction Order, which we believe is favorable to us with respect to certain claim interpretations.  This case remains pending.

Augme Technologies, Inc. v. AOL LLC, Time Warner, Inc. and Platform A, Inc. and Augme Technologies, Inc. v. Tacoda, Inc.  On February 4, 2009, a Markman hearing was held at the United States District Court for the Southern District of New York before Colleen McMahon, District Judge.  Markman hearings are conducted to clarify the meaning of disputed claim terms and define the scope of the patents at issue.  On September 6, 2011, Judge McMahon issued a final Claims Construction Order, which we believe is favorable to us with respect to certain claim interpretations.  This Order supplements the Court’s prior Claim Construction Ruling issued March 25, 2009.  These cases remain pending.

Inter Partes Reexamination Request for US Patent No. 7,269,636, Reexamination Control No. 95/001,734.  On August 31, 2011, Yahoo!, Inc. filed an Inter Partes Reexamination Request for Augme’s ‘636 Patent.  This reexamination request was assigned to an examiner on September 16, 2011.  An examiner must determine whether the request presents a substantial new question of patentability within three months following the filing of the request for reexamination.  If the examiner so determines, the request will be granted and a reexamination proceeding will be initiated before the Patent and Trademark Office. The matter remains pending.

Company Information

Our principal executive offices are located at 43 West 24th Street, 11th Floor, New York, New York 10010.  Our telephone number is (855) 423-5433.  Our Internet address is www.augme.com .  Information on or accessible through our website does not constitute part of this prospectus supplement and should not be relied upon in connection with making any investment decision with respect to the securities offered by this prospectus supplement.

The Offering

Common stock offered by us pursuant to this prospectus supplement	shares

Common stock to be outstanding immediately after the offering	shares

Use of proceeds

We intend to use the net proceeds from this offering for organic expansion in existing and new markets, for general corporate purposes, to pay in full a promissory note in the amount of $1 million issued to Hipcricket, Inc. on August 25, 2011 and, if we decide to pay the amount in cash instead of in common stock, to pay up to $2 million in tax liability coverage to the holders of Hipcricket, Inc. options. See “Use of Proceeds” on page S-14 of this prospectus supplement.

Market and Trading Symbol	AUGT

Risk factors	Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page S-11 of this prospectus supplement and page 9 of the accompanying prospectus.

Underwriter’s common stock purchase warrant

In connection with this offering, we have also agreed to sell to the underwriters warrants to purchase up to 5% of the shares of common stock sold in this offering. If these warrants are exercised, each share may be purchased at $                 per share (115% of the price of the shares sold in this offering).

The number of shares of common stock to be outstanding immediately after this offering as shown above is based on 83,782,688 shares of common stock outstanding as of August 31, 2011.  The number of outstanding shares excludes, as of August 31, 2011:

•      17,859,884 shares of common stock reserved for issuance upon the exercise of outstanding stock options granted pursuant to various employee incentive plans, including our 2010 Incentive Stock Option Plan at exercises prices ranging from $0.62 to $4.10;

•      10,236,865 shares of common stock reserved for issuance pursuant to our warrant purchase agreements, which have not yet been issued; and

•                     shares of common stock underlying the warrants issued to the underwriters in connection with this offering.

Unless otherwise indicated, this prospectus supplement reflects and assumes no exercise by the underwriters of the over-allotment option.

SUMMARY FINANCIAL DATA

You should read the historical selected financial data along with the historical financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in the reports cited below.  Our historical results are not necessarily indicative of the results that may be expected for any future period.

In the table below, we provide you with historical selected financial data for the three years ended February 28, 2009, 2010 and 2011, derived from our audited consolidated financial statements previously filed in our Annual Reports on Form 10-K.  We also provide the financial data for, and as of the end of, the first fiscal quarters of 2012 and 2011, derived from our unaudited consolidated financial statements filed in our Quarterly Report on Form 10-Q for the period ended August 31, 2011.

	Years Ended February 28,			Six Months Ended August 31,
	2009	2010	2011	2010	2011

Revenue	$337,327	$339,901	$2,812,213	$1,005,040	$2,492,909
Cost of Revenue	215,412	492,838	1,251,318	485,038	775,279
Operating Expenses
Selling, General and Administrative	3,271,453	5,580,743	6,166,025	2,308,284	7,007,113
Depreciation and Amortization	541,950	841,280	1,019,600	491,716	553,256
Impairment	729,000	—	—	—	—
Lease Termination Expense	489,845	—	—	—	—
Stock, Option and Warrant Expense	—	—	6,862,472	1,414,297	3,800,345
Total Operating Expenses	5,032,248	6,422,023	14,048,097	4,214,297	11,360,714
Loss from Operations	(4,910,333)	(6,574,960)	(12,478,202)	(3,694,295)	(9,643,084)
Other Income (Expenses)
Interest Income (Expense), Net	9,221	(1,343)	(276)	16	19,530
Loss on Derivatives	—	(335,820)	—	—	—
Impairment of Subscription Receivable	—	—	—	—	—
Loss from Continuing Operations	(4,901,112)	(6,912,123)	(12,478,478)	—	—
Discontinued Operations				—	—
Income (Loss) from Discontinued Operations	(424,398)	(588,214)	—	—	—
Loss on Sale of Discontinued Operations	—	(878,162)	—	—	—
Income (Loss) from Discontinued Operations	(424,398)	(1,466,376)	—	—	—
Net Loss	$(5,325,510)	$(8,378,499)	$(12,478,478)	$(3,694,279)	$(9,623,554)
Basic and Diluted Net Loss per Share
Loss from Continuing Operations	$(0.12)	$(0.14)	$(0.21)	$(0.06)	$(0.14)
Net Loss per Share	$(0.13)	$(0.16)	$(0.21)	$(0.06)	$(0.14)

	Years Ended February 28,			Six Months Ended August 31,
	2009	2010	2011	2010	2011
Consolidated Balance Sheet Data

Cash and Cash Equivalents	$374,696	$1,617,573	$11,182,356	$350,995	$3,174,474
Working Capital (Deficit)	(1,302,471)	348,331	11,409,567	312,133	2,933,178
Total Assets	5,413,953	19,853,749	32,030,876	19,306,060	75,201,873
Deferred Revenue	—	222,345	1,190,151	99,071	1,415,421
Total Liabilities	2,526,819	1,475,813	1,930,280	1,189,356	3,814,754
Accumulated Deficit	(18,464,925)	(27,474,568)	(39,953,047)	(31,168,847)	(49,576,601)
Total Stockholders’ Equity (Deficit)	2,887,134	18,377,936	30,100,596	18,116,704	71,387,119

RISK FACTORS

An investment in our common stock involves a high degree of risk and uncertainty. You should consider the “Risk Factors” included in the accompanying prospectus, as well as the other information contained in this prospectus supplement and in documents that are incorporated by reference into this prospectus supplement, including the discussions under “Item 1A. Risk Factors,” “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Forward-Looking Statements” in our Annual Report on Form 10-K for the fiscal year ended February 28, 2011, which is incorporated by reference into this prospectus supplement.  If any of these risks were to occur, our business, financial condition, cash flow or prospects and results of operations could be severely harmed. This could cause the trading price of our common stock to decline, and you could lose all or part of your investment.

Risks Relating to Ownership of Our Securities

Owning our securities involves risk. Please see the heading “Item 1A. Risk Factors,” in our Annual Report on Form 10-K for the fiscal year ended February 28, 2011, which is incorporated by reference into this Prospectus Supplement.

Risks Related to This Offering

We may be unable to successfully execute any of our identified business plans related to our intended use of the net proceeds of this offering, including the acquisition of the Hipcricket Assets.

We may use up to $3 million from the proceeds of this offering for the acquisition of the Hipcricket Assets, as more fully described in the section of this prospectus supplement titled “Use of Proceeds”.  Acquisitions entail numerous risks, including difficulties in the assimilation of the operations, services, products and personnel of the acquired company, the diversion of management’s attention from other business concerns, entry into markets in which we have little or no direct prior experience, the potential loss of the acquired company’s key employees and our inability to maintain the goodwill of the acquired businesses.  We cannot assure you that the acquisition of the Hipcricket Assets will benefit us or that we will be able to successfully integrate the Hipcricket Assets into our business.

Management will have broad discretion as to the use of the proceeds from this offering, and we may not use the proceeds effectively.

Our management will have broad discretion in the application of the net proceeds from this offering and could spend the proceeds in ways that do not improve our results of operations or enhance the value of our common stock. Our failure to apply these funds effectively could have a material adverse effect on our business and cause the price of our common stock to decline.

You will experience immediate and substantial dilution in the net tangible book value per share of the common stock you purchase.

Since the price per share of our common stock being offered is substantially higher than the net tangible book value per share of our common stock, you will suffer immediate dilution in the net tangible book value of the common stock you purchase in this offering.  After giving effect to the sale of                          shares of our common stock in this offering at the public offering price of $                     per share, and after deducting the underwriting discounts and estimated offering expenses payable by us, you will experience immediate dilution of $                 per share, representing the difference between our as adjusted net tangible book value per share as of August 31, 2011 after giving effect to this offering and the public offering price.  See the section entitled “Dilution” for a more detailed discussion of the dilution you will incur if you purchase common stock in this offering.

You may experience future dilution as a result of future equity offerings.

In order to raise additional capital, we may in the future offer additional shares of our common stock or other securities convertible into or exchangeable for our common stock.  We cannot assure you that we will be able to sell shares or other securities in any other offering at a price per share that is equal to or greater than the price per share paid by investors in this offering, and investors purchasing shares or other securities in the future could have rights superior to existing stockholders.  The price per share at which we sell additional shares of our common stock or other securities convertible into or exchangeable for our common stock in future transactions may be higher or lower than the price per share in this offering.

PRICE RANGE OF COMMON STOCK

Our common stock is quoted on the Over-the-Counter Bulletin Board under the symbol “AUGT”.  The following table sets forth the quarterly high and low reported bid prices for our common stock during the quarters indicated below.  The bid information was obtained from the Over-the-Counter Bulletin Board and reflects inter-dealer prices, without retail mark-up, markdown or commission, and may not represent actual transactions.

	Period	High	Low

Year Ended February 28, 2012	Third quarter ended November 30, 2011 (through November 4, 2011)	$3.65	$1.45
	Second quarter ended August 31, 2011	$4.30	$2.15
	First quarter ended May 31, 2011	$4.66	$2.30

Year Ended February 28, 2011	Fourth quarter ended February 28, 2011	$4.48	$2.40
	Third quarter ended November 30, 2010	$3.25	$1.17
	Second quarter ended August 31, 2010	$1.42	$0.81
	First quarter ended May 31, 2010	$1.65	$0.76

Year Ended February 28, 2010	Fourth quarter ended February 28, 2010	$2.24	$1.00
	Third quarter ended November 30, 2009	$3.76	$2.05
	Second quarter ended August 31, 2009	$4.37	$2.86
	First quarter ended May 31, 2009	$4.10	$1.55

DETERMINATION OF OFFERING PRICE

Our common stock is currently quoted on the Over-the-Counter Bulletin Board.  Our underwriters, however, are not obligated to make a market in our securities, and even if they choose to make a market, they can discontinue at any time without notice.  Neither we nor the underwriters can provide any assurance that an active and liquid trading market in our securities will develop further or, if developed further, that the market will continue.

The public offering price of the shares offered by this prospectus supplement has been determined by negotiation between us and the underwriters.  Among the factors considered in determining the public offering price of the shares were:

•      our history and our prospects;

•      the industry in which we operate;

•      our past and present operating results;

•      the previous experience of our executive officers; and

•      the general condition of the securities markets at the time of this offering.

The offering price stated on the cover page of this prospectus should not be considered an indication of the actual value of the shares.  That price is subject to change as a result of market conditions and other factors, and we cannot assure you that the shares can be resold at or above the public offering price.

USE OF PROCEEDS

We estimate that the net proceeds from the sale of the shares of common stock that we are offering hereby will be approximately $                   , or approximately $                    if the underwriters exercise in full their over-allotment option to purchase additional shares of common stock, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.  We do not expect that a change in the public offering price or the number of shares by these amounts would have a material effect on our use of the proceeds from this offering, although it may impact the amount of time prior to which we will need to seek additional capital.

We intend to use the net proceeds from this offering for organic expansion in existing and new markets, for general corporate purposes, to pay in full a promissory note in the amount of $1 million issued to Hipcricket on August 25, 2011 and, if we decide to pay the amount in cash instead of in common stock, to pay up to $2 million in tax liability coverage to the holders of Hipcricket options.

As of the date of this prospectus supplement, we cannot specify with certainty all of the particular uses of the proceeds from this offering.

Our management will have broad discretion in the application of the net proceeds from this offering, and investors will be relying on the judgment of our management with regard to the use of these net proceeds.  Pending the use of the net proceeds from this offering as described above, we intend to invest the net proceeds in investment-grade, interest-bearing instruments.

Acquisition of the Assets of Hipcricket Inc.

On August 25, 2011 we completed our acquisition of the Hipcricket Assets pursuant to an Amended and Restated Asset Purchase Agreement signed on that day.  The Hipcricket Assets consisted of substantially all of the assets that are related to, used in connection with, or that form a part of Hipcricket’s business, including, without limitation, accounts receivable, trademarks, domain names, associated goodwill and customer contracts.  The adjusted purchase price for the Hipcricket Assets was $42,500,000, of which $3,000,000 was paid in cash, $1,000,000 was paid by issuance of a promissory note to Hipcricket, and $40,100,757 was paid by the issuance of 11,457,359 restricted shares of our common stock.  Pursuant to the Amended and Restated Asset Purchase Agreement, we also assumed $413,352 in Hipcricket accounts payable and $150,000 in tax liabilities.  A more complete description of this transaction is included in the Current Reports on Form 8-K that we filed with the Securities and Exchange Commission on August 4, 2011 and August 31, 2011.

We believe the acquisition of the Hipcricket Assets represents an opportunity for us to add a highly complementary business to our existing business and to significantly expand our operations.

Hipcricket was founded in July 2004 as Hipcricket LLC and went public on the AIM exchange in November 2007.  In early 2009 the company determined to delist from the AIM exchange.

Hipcricket, with over 200 clients including Macy’s, MillerCoors, Nestle, KFC, Ford, CBS, and Clear Channel, provides a cloud-based mobile marketing and advertising SaaS platform that empowers its clients to engage customers, drive loyalty, and increase sales by creating, analyzing, and optimizing integrated mobile marketing campaigns and enterprise class solutions.  Hipcricket’s clients connect with consumers across every mobile channel, including SMS, 2D/QR codes, mobile Web sites, advertising networks, social media and branded apps.  Hipcricket has also created the first comprehensive permission-based mobile ad network, targeting customers via location and highly-specific demographic information across SMS, display, rich media and video.

While we believe that the acquisition of the Hipcricket Assets will be complementary to our business, we cannot guarantee that this will be the case.

CAPITALIZATION

The following table sets forth our capitalization as of August 31, 2011 on an actual basis and on an as-adjusted basis after giving effect to the completion of this offering with a sale by us of                          shares of common stock and net proceeds of $                     .

This table should be read in conjunction with our audited and unaudited financial statements.

	August 31, 2011
	As Reported	As Adjusted
	(unaudited)	(unaudited)

Cash and cash equivalents	$3,174,474

Common stock, par value $0.0001, 100,000,000 shares authorized; 83,782,688 shares issued and outstanding	8,378

Additional paid-in capital	120,955,342

Total stockholders’ equity	71,387,119

Total capitalization	$75,201,873

DILUTION

The net tangible book value of our common stock on August 31, 2011 was approximately $3,483,579, or approximately $0.0416 per share, based on 83,782,688 shares of our common stock outstanding as of August 31, 2011.  Net tangible book value per share represents the amount of our total tangible assets, less our total liabilities, divided by the total number of shares of our common stock outstanding.  Dilution in net tangible book value per share to new investors represents the difference between the amount per share paid by purchasers of shares of our common stock in this offering and the net tangible book value per share of our common stock immediately afterwards.

After giving effect to the sale of                        shares of our common stock in this offering at the public offering price of $                per share, and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us, our as adjusted net tangible book value as of August 31, 2011 would have been approximately $                      , or $                   per share.  This represents an immediate increase in net tangible book value of $0.                per share to existing stockholders and immediate dilution in net tangible book value of $                  per share to new investors purchasing our common stock in this offering at the public offering price.

The following table illustrates this per share dilution:

Public offering price per share			$
Net tangible book value per share as of August 31, 2011		$0.0416
Increase in net tangible book value per share attributable to this offering	$
Pro forma net tangible book value per share as of August 31, 2011, after giving effect to this offering			$
Dilution per share to new investors in this offering			$

If the underwriters exercise in full their over-allotment option to purchase                        shares of common stock offered in this offering at the public offering price of $                  per share, the as adjusted net tangible book value after this offering would be $                       per share, representing an increase in net tangible book value of $            per share to existing stockholders and immediate dilution in net tangible book value of $                per share to new investors purchasing our common stock in this offering at the public offering price.

The number of shares of common stock to be outstanding immediately after this offering is based on 83,782,688 shares of common stock outstanding as of August 31, 2011.  The number of outstanding shares excludes:

•      17,859,884 shares of common stock reserved for issuance upon the exercise of outstanding stock options granted pursuant to various employee incentive plans, including our 2010 Incentive Stock Option Plan at exercises prices ranging from $0.62 to $4.10;

•      10,236,865 shares of common stock reserved for issuance pursuant to our warrant purchase agreements, which have not yet been issued; and

•                      shares of common stock underlying the warrants issued to the underwriters in connection with this offering.

To the extent that outstanding options or warrants are exercised, investors purchasing our common stock in this offering will experience further dilution.  In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans.  To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our stockholders.

UNDERWRITING

The underwriters named below have agreed to buy, subject to the terms of an underwriting agreement, the number of shares from us listed opposite its name below. The underwriters are committed to purchase and pay for all of the shares if any are purchased, other than those shares covered by the over-allotment option we describe below. The underwriting agreement also provides that if the underwriters default this offering of our common stock may be terminated.

Underwriters	Number of Shares
Northland Capital Markets
ThinkEquity LLC
Brean Murray, Carret & Co., LLC
Total

The underwriters have advised us that they propose to offer the shares to the public at $               per share. The underwriters propose to offer the shares to certain dealers at the same price less a concession of not more than   $             per share. After the offering, this figure may be changed by the underwriters.

We have granted to the underwriters an option to purchase up to an additional                         shares of common stock from us at the same price to the public, and with the same underwriting discount, as set forth in the table below. The underwriters may exercise this option any time during the 45-day period after the date of this prospectus, but only to cover over-allotments, if any.

The table below summarizes the underwriting discounts that we will pay to the underwriters. These amounts are shown assuming both no exercise and full exercise of the over-allotment option. In addition to the underwriting discount, we have agreed to pay up to $300,000 of the fees and expenses of the underwriters.  This includes the fees and expenses of counsel to the underwriters. The fees and expenses of the underwriters that we have agreed to reimburse are not included in the underwriting discounts set forth in the table below.  As additional compensation we have agreed to issue to the underwriters warrants to purchase up to a total of 5.0% of the shares of common stock sold in this offering at an exercise price of 115% of the price of the shares of common stock sold in this offering. The underwriters’ warrants, which are warrants to purchase common stock, will be exercisable beginning 181 days after the closing date of this offering and ending on the fifth anniversary of the date of effectiveness of the registration statement relating to this offering. In addition, pursuant to Rule 5110(g) of the Financial Industry Regulatory Authority, Inc., the underwriters’ warrants may not be sold during this offering, or sold, transferred, assigned, pledged, or hypothecated, or be the subject of any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the underwriters’ warrants, or the shares acquirable upon exercise thereof, by any person for a period of 180 days immediately following the effective date of the registration statement relating to this offering, except as provided in paragraph (g)(2) of Rule 5110(g) of the Financial Industry Regulatory Authority, Inc.

	Total with no Over-Allotment	Total with Over-Allotment
	$	$
Underwriting discount to be paid to the underwriters by us

We estimate that the total expenses of the offering, excluding underwriting discounts and commissions, will be $             . This includes $              of fees and expenses of the underwriters. These expenses are payable by us.

From time to time in the ordinary course of business, certain of the underwriters and their respective affiliates have performed, and may in the future perform, various commercial banking, investment banking and other financial services for us for which they received, or will receive, customary fees and reimbursement of expenses.

We have entered into an exclusive engagement letter (the “Engagement Letter”) with Northland Capital Markets (“Northland”), which may be terminated by either party subject to certain restrictions, pursuant to which

Northland provides us with certain merger and acquisition advisory services. Under the Engagement Letter, we paid Northland an advisory fee of $150,000 and we pay Northland transaction fees for merger and acquisition advisory services.

In addition, any securities that are unregistered and acquired by any underwriter and related persons during 180 days prior to the filing date, or acquired after the required filing date of the registration statement of which this prospectus supplement is a part and deemed to be underwriting compensation by FINRA, and any securities excluded from underwriting compensation, shall not be sold during the offering, or sold, transferred, assigned, pledged, or hypothecated, or be the subject of any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the securities by any person for a period of 180 days immediately following the effective date or commencement of sales of the public offering, subject to certain exceptions.

We have agreed to indemnify the underwriters against certain liabilities, including civil liabilities under the Securities Act of 1933, or to contribute to payments that the underwriters may be required to make in respect of those liabilities.

The underwriters have required all of our directors and officers to agree not to offer, sell, agree to sell, directly or indirectly, or otherwise dispose of any shares of common stock or any securities convertible into or exchangeable for shares of common stock except for the shares of common stock offered in this offering or the exercise of options that expire during the term of the lock-up agreement (with the ability to sell sufficient shares to cover the exercise price and any required withholding taxes associated with exercising those options) without the prior written consent of Northland Capital Markets for a period of 90 days, after the date of this prospectus.

We have agreed to certain restrictions on our ability to sell additional shares of our common stock for a period of 90 days after the date of this prospectus. We have agreed not to offer, pledge, sell, contract to sell, grant any option for the sale of, or otherwise issue or dispose of, any shares of common stock, options or warrants to acquire shares of common stock, or any related security or instrument, without the prior written consent of Northland Capital Markets. The agreement provides exceptions for (i) sales to the underwriters pursuant to the underwriting agreement, (ii) sales in connection with the exercise of options granted and (iii) certain other exceptions.

To facilitate the offering, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock during and after the offering. Specifically, the underwriters may over-allot or otherwise create a short position in the common stock for their own account by selling more shares of common stock than have been sold to them by us. The underwriters may elect to cover any such short position by purchasing shares of our common stock in the open market or by exercising the over-allotment option granted to the underwriters. In addition, the underwriters may stabilize or maintain the price of the common stock by bidding for or purchasing shares of common stock in the open market and may impose penalty bids. If penalty bids are imposed, selling concessions allowed to broker-dealers participating in the offering are reclaimed if shares of common stock previously distributed in the offering are repurchased, whether in connection with stabilization transactions or otherwise. The effect of these transactions may be to stabilize or maintain the market price of the common stock at a level above that which might otherwise prevail in the open market. The imposition of a penalty bid may also effect the price of the common stock to the extent that it discourages resales of the common stock. The magnitude or effect of any stabilization or other transactions is uncertain. These transactions may be effected on the Over-the-Counter Bulletin Board or otherwise and, if commenced, may be discontinued at any time.

In connection with this offering, the underwriters (and selling group members) may also engage in passive market making transactions in our common stock on the Over-the-Counter Bulletin Board. Passive market making consists of displaying bids on the Over-the-Counter Bulletin Board limited by the prices of independent market makers and effecting purchases limited by those prices in response to order flow. Rule 103 of Regulation M promulgated by the SEC limits the amount of net purchases that each passive market maker may make and the displayed size of each bid. Passive market making may stabilize the market price of the common stock at a level above that which might otherwise prevail in the open market and, if commenced, may be discontinued at any time.

The underwriters may facilitate the marketing of this offering online directly or through one or more of their affiliates. In those cases, prospective investors may view offering terms and a prospectus online and place orders online or through their financial advisors.

LEGAL MATTERS

The validity of the issuance of the securities offered hereby will be passed upon by our counsel, Richardson & Patel LLP, Los Angeles, California.  The underwriters have been represented in connection with this offering by Faegre & Benson LLP, Minneapolis, Minnesota.

EXPERTS

Freedman & Goldberg, CPAs, P.C., independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended February 28, 2011, as set forth in their report, which is incorporated by reference in this prospectus.  Our financial statements are incorporated by reference in reliance on the report of Freedman & Goldberg, CPAs, P.C., given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Exchange Act, and file annual, quarterly and special reports and other information with the Securities and Exchange Commission.  You may read and copy any reports, proxy statements and other information we file at the Security and Exchange Commission’s public reference room at 100 F Street, N.E., Washington, D.C. 20549.  Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference room.  You may also access certain filed documents at the SEC’s web site at www.sec.gov.  You may also access our website at www.augme.com.  The information contained in, or that can be accessed through, our website is not part of this prospectus supplement.

In addition, we will furnish without charge to each person, including any beneficial owner, to whom a prospectus supplement and accompanying prospectus is delivered, on written or oral request of such person, a copy of any or all of the documents incorporated by reference in this prospectus supplement and the accompanying prospectus (not including exhibits to such documents, unless such exhibits are specifically incorporated by reference in this prospectus supplement or the accompanying prospectus or into such documents).  Such requests may be directed to Augme Technologies, Inc., 43 West 24th Street, 11th Floor, New York, New York, 10010 Attn: Director of Compliance, (855) 423-5433.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents instead of having to repeat the information in this prospectus supplement. The information incorporated by reference is considered to be part of this prospectus supplement and the accompanying prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date of this prospectus supplement until the termination of the offering of the securities covered by this prospectus supplement (other than information furnished under Item 2.02 or Item 7.01 of Form 8-K):

•      our Annual Report on Form 10-K for the year ended February 28, 2011, which was filed with the SEC on May 16, 2011;

•      our Quarterly Report on Form 10-Q for the quarter ended May 31, 2011, which was filed with the SEC on July 12, 2011;

•      our Quarterly Report on Form 10-Q for the quarter ended August 31, 2011, which was filed with the SEC on October 11, 2011, as amended with the filing of Form 10-Q/A on November 9, 2011;

•      our Current Reports on Form 8-K which were filed with the SEC on May 18, 2011 (as amended on May 19, 2011), June 28, 2011, July 1, 2011, July 13, 2011, July 20, 2011 (as amended on July 27,

2011), July 26, 2011, August 4, 2011, August 24, 2011, August 31, 2011, October 6, 2011, October 7, 2011, October 17, 2011 and November 4, 2011; and

•      all filings we make with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement and before termination of this offering.

Notwithstanding the foregoing, information furnished under Items 2.02 and 7.01 of any Current Report on Form 8-K, including the related exhibits, is not incorporated by reference in this prospectus.

In accordance with Rule 412 under the Securities Act, any statement contained in a document incorporated by reference herein shall be deemed modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.

Prospectus

Common Stock

Preferred Stock

Warrants to Purchase Common Stock

We may offer and sell the securities listed above from time to time in one or more offerings.  This prospectus provides you with a general description of our common stock and warrants to purchase our common stock.

Each time we sell our securities we will provide a supplement to this prospectus that contains specific information about the offering and the amounts, prices and terms of the securities.  The supplement may also add, update or change information contained in this prospectus.  You should carefully read this prospectus and the accompanying prospectus supplement before you invest in any of our securities.

The securities may be offered directly by us, through agents designated from time to time by us or to or through underwriters or dealers.  If any agents, dealers or underwriters are involved in the sale of any of the securities, their names and any applicable purchase price, fee, commission or discount arrangement between or among them will be set forth, or will be calculable from the information set forth, in the applicable prospectus supplement.  We provide more information about how we may sell our securities in the section titled “Plan of Distribution” on page 11.  No securities may be sold without delivery of this prospectus and the applicable prospectus supplement describing the method and terms of the offering of such securities.

Our common stock is traded on the OTC Bulletin Board under the symbol “AUGT.”  On June 27, 2011, the price per share of our common stock was $2.90.

AN INVESTMENT IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK.  SEE “RISK FACTORS” BEGINNING AT PAGE 9.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

You should rely only on the information contained in this prospectus to make your investment decision.  We have not authorized anyone to provide you with different information.  This prospectus may be used only where it is legal to sell these securities.  You should not assume that the information in this prospectus is accurate as of any date other than the date on the front page of this prospectus.

The following table of contents has been designed to help you find important information contained in this prospectus.  We encourage you to read the entire prospectus carefully.

The date of this prospectus is July 13, 2011

SUMMARY OF OUR BUSINESS

This summary highlights material information contained elsewhere in this prospectus or in documents incorporated herein by reference.  You should read the entire prospectus carefully, including the section entitled “Risk Factors,” before making an investment decision.  Unless the context indicates otherwise, references in this prospectus to “we,” “us,” “our,” “Augme” and “the Company” refer to Augme Technologies, Inc.

Our Business

Overview

We are a leader in mobile marketing technology and services that enable brands, advertising agencies, and media companies to seamlessly integrate promotions, video and other digital content through the Internet and mobile devices.  Our platform allows our customers to use mobile media to quickly create, deploy and measure rich-media, interactive marketing campaigns across all networks and devices.  Campaigns built on our software platform provides optimized marketing messages to the consumer by delivering personalized brand experience to customers where they work, play and live.

Augme’s AD LIFE™ platform provides the foundation to deliver all functions of mobile execution; while interconnecting with core enterprise systems for delivering content, managing consumer and shopper communications, delivering mobile advertising, marketing and commerce tactics. AD LIFE™ is core to measuring and refining what will quickly become millions of data points across multiple channels. AD LIFE™ is founded on an Application Programming Interface, (“API”) first architecture and designed to be a part of the digital infrastructure within any enterprise.  AD LIFE™ is powerful.  It is the key to delivering successful consumer experiences on a mobile device, but more importantly, a central mechanism to aggregate and understand consumer behaviors across many touch points with the purpose of customizing contextual consumer and shopper experiences. AD LIFE™ powers a future in which a consumer who interacts with their mobile device is immediately identified, segmented and delivered content that is personalized. While companies must set near term goals for mobile, we believe the choice of technology must be thought with the future in mind. Faster than most perceive, mobile technologies will evolve and companies must evolve as quickly without the cost of rebuilding. While a 2D code is the present, image recognition and augmented reality are not far away. Today coupon redemption is reliant on loyalty card triggers, inadequate scanning and printing at retail locations; not far away Near Field Communications, (“NFC”) will dominate the way your consumers transact with their device for coupons and payments. AD LIFE™ is built for scale and will guide for enterprise through the changing landscape and is expected to ensure relevancy in the mobile market.

AD LIFE™ Mobile Marketing Platform Features Include:

•      Appliance SaaS and Managed Service Models

•      API Architected

•      Patented Device Detection & Content Rendering

•      mConsumer & mHealth Solutions

•      Mobile Web

•      Mobile Apps

•      Tracking & Analytics  - Access to 120 Million Consumer Records

•      Mobile Social Media Integration

•      National Mobile Couponing/Co-Pay Solutions

•      Mobile Rebate Solutions

•      Location Aware Solution

•      Mobile Sweepstakes & Sampling

•      CRM Integration

•      Mobile Media Planning

•      HIPAA Compliant Mobile Health Solutions

We believe our integrated, easy-to-use, end-to-end platform is the most extensive mobile marketing and advertising campaign management platform in the industry. Our platform enables brands, advertising agencies and media companies to plan, execute, monitor and measure mobile marketing and advertising campaigns in real time throughout the campaign lifecycle. We generate revenue from our software as a service (“SaaS”) model, from licensing our software to customers and from providing managed services to customers.  We also generate revenue through fee and consulting arrangements for website mobilization and expect to generate revenue through licensing our technology to companies in the future.

We have invested a significant amount of resources in our intellectual property (“IP”) portfolio.  The Company owns four patents and currently has two additional patents pending with the United States Patent & Trademark Office (“USPTO”). The patents contain a broad range of claims covering the Company’s proprietary technologies and products. We have retained Goodwin Proctor, an internationally recognized law firm, and ipCapital the leading intellectual property (“IP”) strategy consulting firm, to support the strategic expansion and monetization of its IP portfolio.

We currently employ 55 people including an internal direct sales team of twelve full time employees. In addition, we also maintain an indirect sales network of approximately 500 people through channel partnerships with Graphic Packaging, News Corp’s News America Marketing, Inmar and a number of agencies such as Omnicom. We have an expanding marquee customer base including a growing list of approximately two dozen Fortune 500 and Global Fortune 500 companies in the Healthcare, Pharmaceutical and Consumer Package Goods industries, among others.  We were formerly known as Modavox, Inc. and changed our name to Augme Technologies, Inc. in February 2010. Augme Technologies was founded in 1999 and is based in New York, New York.

Our Solution

AD LIFE™ is our software platform that provides brands, advertising agencies and ERP companies the ability to create, deliver, manage and track interactive marketing campaigns targeting mobile consumers through traditional print advertising channels.   We believe our integrated, easy-to-use, end-to-end platform is the most extensive mobile marketing and advertising campaign management platform in the industry and enables brands, advertising agencies, and media companies to easily create, deliver, manage, and track mobile execution through a comprehensive web portal.

Our patents allow us to provide our clients a full suite of mobile marketing services, thus providing an end-to-end mobile campaign management software system.  Our AD LIFE™ platform delivers the following benefits to our customers:

•                  Device recognition technology formats traditional digital assets into content that can be viewed on virtually any mobile device regardless of operating system or network provider;

•                  Our open architecture offers the widest variety of Consumer Response Tags (“CRTs”) in the market today, including SMS, 2D codes, Logo, and Audio recognition, these CRTs allow consumers to use their mobile devices to easily and instantly access on-demand digital content;

•                  Ability to measure campaign effectiveness using data analysis gathered and processed using proprietary techniques, these key metrics and results of client campaigns including demographic and behavioral data;

•                  Ease of implementation and integration with brands’ existing ERP and CRM systems provides the ability to optimize campaigns and fulfillment;

•                  Our software platform enables our customers to implement mobile campaigns in a short time frame, typically 10-20 days, and is significantly more cost effective than sourcing technology;

Our Strategy

Our strategy is to be the leading provider of mobile marketing.  The principal elements of our strategy are to:

•                  Capitalize upon our existing patented technology to further develop new product innovations and licensing opportunities, fully leveraging the value of our technology and patent portfolio;

•                  Invest in our platform to address changes in our end markets and technology;

•                  Further penetrate brands within our existing customer base and add new strategic relationships with brands and advertising agencies;

•                  Grow our revenue and focus on achieving profitability;

•                  Continue to pursue strategic acquisitions that will increase our market share, technology leadership or our expanding geographic footprint;

•                  Monetize the value of our intellectual property through patent enforcement, licensing and collaboration efforts.

Augme Technologies, Inc.  Intellectual Property Overview:

The Augme Technologies, Inc., (“Augme”) patented technology is believed to be foundational (October 1999 priority date) to targeted Internet functions, such as advertising, broadcasting and content delivery. The patents cover breakthrough technology invented early in the mass consumer Internet age, placing its invention ahead of the inception of growth companies being developed in the Internet and mobile marketing space. The patents teach of a code module system, designed to automatically assemble content delivery on backend server systems allowing Website publishers using the Augme method to target content to end-users’ preferences, networks, devices, and installed Internet capabilities from any Website destination.  The Patents remain open for additional divisional and continuation-in-part filings with three continuations in various stages of approval. Augme has filed another family of patent pending inventions in 2011 US patent application No. #61493223 “Method and System for Generation of Anonymous Profiles from a Tri-Level Mapping of Mobile Network Marketing Econometrics”.  The new Augme invention solves mobile marketing consumer privacy issues by protecting users’ identities and movements through a mobile network. The invention also allows for brand centric rich media and mobile marketing engagements to be tracked and presented in way that provides data in three layers of utility within the areas of retail, product and consumer engagement.

Further, patent acquisitions are being assessed by Augme management and a comprehensive portfolio growth strategy is being executed within the context of Augme’s overall intellectual property strategy.

Augme Patent Portfolio

Augme patent claims include indispensable distribution and delivery aspects of Behavioral Targeting advertisements and content delivery over the Internet and related networks and processor platforms. Behavioral Targeting, as performed today, is simply not possible without employing Augme IP.

Behavioral Targeting

Behavioral Targeting is a technique that utilizes software and hardware methods to serve advertisements to specific Internet viewers, segmenting the target audience based upon observed content and measured data. This is a data driven process and the quantity of data is important in obtaining accurate information about the viewer so that appropriate advertising can be delivered in real time.

Behavioral Targeting holds significant underlying value through many key benefits, including:

•                  Advertising campaigns are more likely to favorably influence targeted audiences than the general public.

•                  Publishers generate additional revenue from previously unsold advertising inventory.

•                  The process of targeting provides companies with invaluable end-user and consumer data.

•                  Online video advertising will be firmly established by 2012, creating a new supply of interactive targeted content.

Behavioral Targeting has the potential to become the most valuable and most often utilized form of advertising to all Internet-enabled devices. According to eMarketer, the Behavioral Targeting market in the US was approximately $775 million in 2008. It is projected to exceed $4 billion by 2012, at which time it will still only represent approximately 9% of the total online advertising market, leaving plenty of room for growth in the next decade.

Augme IP Users/Beneficiaries:

•                  Content Publishers get targeted audiences, expanding the time spent on a given Publisher’s site.

•                  Internet Service Providers (ISP’s) gain system efficiencies by delivering specific content/ads, reducing the bandwidth requirements when providing data to end users using a shotgun approach.

•                  Advertisers receive higher conversion rates because of the targeted nature of their ads.

•                  E-Commerce providers are able to deliver targeted product promotions, increasing their conversion metrics.

•                  Internet Broadcasters are able to deliver targeted programming, which should increase the average viewing/listening time by end-users.

When applying the same Behavioral Targeting tactics to the explosive mobile market, these and other beneficiaries gain even greater value by expanding their reach to meet the rapidly growing demands of the Mobile Consumer.

The Augme patents are effectively the gate keeper for the delivery of Behavioral Targeted advertising and content distribution to any Internet-enabled device. Given the broad range of the patents and their foundational status to achieve Behavioral Targeting, the ‘Qualcom model’ of licensing — in conjunction with aggressive development and commercialization of marketing driven technologies that utilize the IP — present the optimal strategy for fully leveraging the value of this Patent Portfolio.

Device Detection and Content Rendering

Augme provides its clients with software that becomes embedded within the client’s existing website, such that when a mobile device attempts to access the site, the device is redirected to Augme’s AD LIFE™ platform.  AD LIFE™ utilizes its patented device detection software to seek out all of the currently connected device’s capabilities, including everything from how large the screen is all the way down to whether or not this device is capable of displaying PDF files.  Armed with this detailed information about device capabilities, AD LIFE™ then utilizes its patented content rendering engine to generate an experience, based on a template, that is custom tailored for the specific device and its capabilities.

Intellectual Property Summary

Augme’s patent portfolio described below is foundational to the methods utilized in two primary types of Mobile Internet operations providing:

1. Device detection and mobile content rendering

2. Customized content & mobile advertising delivery

Central to the growth being experienced and projected within Augme’s marketing technology businesses is the fact that the Internet enabled “Smartphone” has become a leading driver of growth in Internet traffic and utilization by consumers. Due to that explosive growth, publishers are refocusing to reach consumers through mobile websites and initiatives. One example of the effect of adding computers to cellular phones is the phenomenal growth of Apple’s mobile software applications market in addition to those “application” communities that have been cultivated by Google with its Android, Blackberry, and Microsoft as well as others. This market has been brought about by the presence of the foundational mobile broadband Internet infrastructure and mobile device advancements. In fact, the cellular phone has been augmented with mobile computers complete with processors, Internet browsers, operating systems and software applications. Augme’s products provide real time mobile customized content delivery, enabling richer and more functional content for end users. The additional claims of those patents issued in 2010 and the investment in our enforcement efforts during 2010 have set the stage for both our 2011 Enterprise Software as a Service (SaaS) licensing strategy and non-litigation license enforcement strategy.  The hyper-growth in the mobile marketing space, the rapid consumer adoption of “Smartphone,” continued focus on intellectual property expansion, and IP enforcement are 2011 initiatives already underway.

We believe that growth in the mobile Internet market space may enhance our patent enforcement initiative. The market space has contributed to the creation of an emerging group of companies that have developed revenue streams that are dependent on technology that we believe is infringing on Augme’s patents. Augme’s inventions have solved device, infrastructure and customized content distribution problems that have faced Internet publishers since 1999. Now in 2011, well within the coverage of the patent protection, the identical problems are repeating in the mobile Internet and we believe that Augme’s inventions again present the solution for mobile Internet publishers and service providers. We believe that the growing number of market entries by highly capitalized companies and the highly sought after massive consumer audience emerging on the mobile Internet makes it likely that infringement of our patents is occurring. Companies that implement and monetize their solutions may have developed revenue streams subject to licensing and infringement damages by Augme.

The establishment of “Smartphones,” tablets, and mobile devices as the leading growth driver of Internet utilization by consumers has given rise to mobile Internet web pages that we believe have embedded Augme’s patented system. Augme’s system is used to achieve compatible content delivery to a wide array of mobile devices over mobile Internet networks as well as consumer targeted content delivery. In order to accommodate the various screen sizes, operating systems and Internet connectivity levels of mobile users, we believe a solution for publishers is to use Augme’s invention by embedding a small universally compatible first code module into the mobile webpage. The subsequent method patented by Augme allows for a customized service response targeted to an individual mobile user device, mobile Internet network environment, and preferences. We believe that Augme’s system is the state-of-art solution for both the mobile and Internet publishers.

Augme’s solutions are supported by its intellectual property portfolio; the Company owns four patents and has additional patents pending with the United States Patent & Trademark Office (“USPTO”). The patents contain a broad range of claims covering the Company’s proprietary technologies and products. Augme also owns six trademarks protecting the names of its products and identity in the marketplace.

Augme owns the “Method and System for Adding Function to a Webpage” portfolio of patents.  The Augme patents teach technical methods/systems enabling the dynamic customization of Web pages based upon user (Web site visitor) information (such as browser type, geographic location, behavioral data, etc.).  US Patent No. 6,594,691 (the “‘691 Patent”) was issued on July 15, 2003, and is titled “Method and System for Adding Function to a Webpage.”  US. Patent No. 7,269,636 (the “‘636 Patent”) was issued on September 11, 2007, and is titled “Method and Code Module for Adding Function to a Webpage.” The ‘636 Patent is a continuation patent based on the ‘691 Patent and incorporates claims that reflect how concepts from the ‘691 Patent are implemented in state-of-the-art delivery infrastructure and delivery practices seen in the marketplace today. US Patent No. 7,783,721 entitled “Method and Code Module for Adding Function to a Webpage” was issued August 24, 2010. The software device that is patented enables Internet and mobile websites to be delivered with customized content that is tailored to any end-user’s network-enabled device.  The customization being performed by the software device is achieved by automatically gathering information about the user’s device, browser and other information provided from the content of the Web page containing the patented technology.

US Patent No. 7,831,690 (the “‘690 Patent”) entitled “Appliance Metaphor for adding Media Function to a Web Page” was issued November 9, 2010.  This technology enables content targeting by publishers of Internet and mobile web destinations and adds content customization capability to a web page that allows any device, network appliance, or browser to receive an optimized service response automatically with a service delivery of a consumer targeted response formed by a server system and customized in response to information about a web page.

The claims of the ‘690 patent define Augme’s technology that enables content targeting by publishers of Internet and mobile web destinations. The newly issued patent claims provide ownership of: technology that adds content customization capability to a web page; technology that allows any device, network appliance, or browser to receive an optimized service response automatically; and a service delivery of a consumer targeted response formed by a server system and customized in response to information about a web page. We intend to continue our efforts to monetize and enforce our intellectual property rights.

The Company believes that the issuances of these patents further establish Augme as the owner of foundational Internet content targeting technology. We believe these issuances provide further validation of our Company’s core technology and increase our patent claims in key new areas for our business operations and enforcement strategy. These new patents are being further assessed and maximized to contribute to the overall valuation of the Augme portfolio. Augme has focused on growing its intellectual property portfolio and managed in 2010 to double the size of our patent portfolio through a direct and measured effort. These new patented claims provide ownership of our technology inventions within the mobile network and Internet appliance applications.

The Augme patents teach a two-code-module system that enables any networked content to be customized based on end-user criteria. The Augme patents thus enable a single Webpage (traditional Internet and mobile Web) to have an infinite number of tailored service responses that allow Webpage visitors to receive content that is customized to the user’s unique computing environment, connectivity, bandwidth level, geographic location, gender, age, or any other information about the Web page visitor (targeting criteria) such as behavioral marketing data.  Augme’s two-code-module Web page customization process has widespread application in the fields of targeted advertising, e-commerce, mobile marketing/advertising and other customized content delivery operations.

Augme’s patented methods and systems use Web browsers that adhere to the standards for Hypertext Transfer Protocol (HTTP) and add function to a Web page through an easily distributed software code module.  The method and system deliver responses to client (computer user) browser requests that are customized based upon visitor information and preferences.  When a Webpage is downloaded, the technology automatically executes a first code module embedded in the Webpage.  The first code module issues a first command to retrieve a second code module, via a network connection, from a server system.  Then, a second code module is assembled based upon the visitor information.  Finally, the assembled second code module, with a service response, is returned to the visitor’s browser, where, upon execution, the response is rendered on the visitor’s processor platform (computer).

Augme’s patents have been cited on at least six occasions in third party filings with the U.S. Patent Office, including by Oracle, IBM, Sun Micro Systems and Hewlett Packard, in support of their own invention filings.

Augme believes that the methods and systems taught by its patents are being widely used in various Internet-based (including the mobile Web) industries and business verticals, including but not limited to “behavioral targeted advertising.”

According to Forrester Research, August 2010, mobile marketing is projected to be the fastest growing sector in the United States Interactive Marketing Spend, 2009 to 2014, growing from $391 million to $1.27 billion or a 27% compound annual growth rate, (“CAGR”).  Behavioral targeted advertising or “Display Advertising” is expected to grow from $7.82 billion in 2009 to $16.9 billion in 2014, a 17% CAGR. US Interactive Marketing Spend, 2009 to 2014 as a whole is expected to more than double from $25.57 billion in 2009 to $54.95 billion in 2014.  (Forrester Research, Inc., Using Paid And Earned Media Together, August 2010.)

Augme Technologies’ patent pending “Method and System for Generation of Anonymous Profiles from a Tri-Level Mapping of Mobile Network Marketing Econometrics” solves critical mobile marketing consumer privacy issues by protecting users’ identities and movements through a mobile network. The invention also allows for brand centric rich media and mobile marketing engagements to be tracked and presented in way that provides data in three layers of utility within the areas of retail, product and consumer engagement.  The data interface, resulting from this technology allows brands to manage mobile marketing technology in way that increases the knowledgebase and strategic information mapping anonymous consumer behavior and data.

Augme is engaged in several legal disputes with companies that Augme alleges are infringing the Augme patent portfolio.

It is believed that Augme’s patents are an integral and foundational component of Augme’s technology platforms and services as well as providing potential for attractive partnership opportunities with third parties who have been identified to license the technology within prescribed market verticals.  As Augme works to attain legal victories in currently pending patent infringement lawsuits, it is also pursuing certain strategic licensing arrangements with companies that Augme has identified as using Augme’s patented methods and processes.  In addition, Augme is obtaining organic licenses through Augme’s clients’ use of Augme’s core technology platforms.

RISK FACTORS

Investment in any securities offered pursuant to this prospectus involves risks.  Before making an investment decision, you should carefully consider the specific risks described under the heading “Risk Factors” in any applicable prospectus supplement and under the caption “Risk Factors” in any of our filings with the Securities and Exchange Commission pursuant to Sections 13(a), 14 or 15(d) of the Securities and Exchange Act of 1934, as amended, (the “Exchange Act”), which are incorporated herein by reference.  Each of the risks described in these headings could adversely affect our business, financial condition, results of operations and prospects, and could result in a complete loss of your investment.  For more information, see “Where You Can Find More Information.”

FORWARD-LOOKING STATEMENTS

This prospectus and any accompanying prospectus supplement, including the information we incorporate by reference, contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Exchange Act.  Any statements about our expectations, beliefs, plans, objectives, assumptions or future events or performance are not historical facts and are forward-looking statements.  Such statements are based on management’s beliefs and assumptions and on information currently available to our management.  You can identify most forward-looking statements by the use of words such as “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “projects,” and similar expressions intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words.  Among the factors that could cause actual results to differ materially from those indicated in the forward-looking statements are risks and uncertainties inherent in our business, including but not limited to, general economic, business and financing conditions, labor relations, governmental action relating to regulation of the Internet, competitor pricing activity, expense volatility, the speed at which we are growing and other risks described under the heading “Risk Factors” in any accompanying prospectus supplement, and in our most recent annual report filed with the Securities and Exchange Commission and in other documents incorporated herein by reference, as well as any amendments thereto reflected in subsequent filings with the Securities and Exchange Commission.

Given these uncertainties, you should not place undue reliance on these forward-looking statements.  Also, forward-looking statements represent our management’s beliefs and assumptions only as of the date of the relevant document.  We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements.  Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make.  We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

USE OF PROCEEDS

We intend to use the net proceeds from the sale of the securities offered by us under this prospectus for general corporate purposes, including, acquisitions, capital expenditures and working capital.  When a particular series of securities is offered, the prospectus supplement relating to that series will set forth our intended use for the net proceeds we receive from the sale of the securities.  Pending the application of the net proceeds, we may invest the proceeds in short-term, interest-bearing instruments or other investment-grade securities.

DILUTION

We will set forth in a prospectus supplement the following information regarding any material dilution of the equity interests of investors purchasing securities in an offering under this prospectus:

•                  the net tangible book value per share of our equity securities before and after the offering;

•                  the amount of the increase in such net tangible book value per share attributable to the cash payments made by purchases in the offering; and

•                  the amount of the immediate dilution from the public offering price which will be absorbed by such purchasers.

DESCRIPTION OF SECURITIES TO BE REGISTERED

Description of Capital Stock

The following summary of the rights of our capital stock is not complete and is subject to and qualified in its entirety by reference to our Certificate of Incorporation and Bylaws, copies of which are filed as exhibits to our registration statement on Form S-3, of which this prospectus forms a part.  See “Where You Can Find More Information.”

Our authorized capital stock consists of 250,000,000 shares of common stock, $0.0001 par value per share.

As of June 27, 2011, we had:

•                  69,838,604 shares of common stock outstanding;

•                  granted 13,703,533 options to purchase common shares and an aggregate of 3,609,359 shares of our common stock reserved for issuance pursuant to future grants under the Augme Technologies, Inc. 2010 Incentive Stock Option Plan; and

•                  10,498,669 shares of common stock underlying the exercise of warrants.

Voting Rights

Holders of our common stock are entitled to one vote per share on all matters to be voted upon by the stockholders.  Holders of our common stock are not entitled to cumulative voting rights with respect to the election of directors, which means that the holders of a majority of the shares voted can elect all of the directors then standing for election.

Dividends

Subject to limitations under Delaware law and preferences that may apply to any outstanding shares of preferred stock, holders of our common stock are entitled to receive ratably such dividends or other distributions, if any, as may be declared by our board of directors out of funds legally available therefor.  Currently, we have issued no shares of preferred stock.

Liquidation

In the event of the liquidation, dissolution or winding up of our business, holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to the liquidation preference of any outstanding preferred stock.

Rights and Preferences

Our common stock has no preemptive, conversion or other rights to subscribe for additional securities.  There are no redemption or sinking fund provisions applicable to our common stock.  The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

Fully Paid and Non-Assessable

All outstanding shares of our common stock are validly issued, fully paid and non-assessable.

Warrants to Purchase Common Stock

We may issue warrants for the purchase of our common stock, which we refer to in this prospectus as “equity warrants”.  As explained below, each equity warrant will entitle its holder to purchase our equity securities at an exercise price set forth in, or to be determinable as set forth in, the related prospectus supplement.  Equity warrants may be issued separately or together with equity securities.  The equity warrants will be issued under equity warrant agreements.

The particular terms of each issue of equity warrants and the equity warrant agreement relating to the equity warrants will be described in the applicable prospectus supplement, including, as applicable:

•                  the title of the equity warrants;

•                  the initial offering price;

•                  the aggregate number of equity warrants and the aggregate number of shares of the equity security purchasable upon exercise of the equity warrants;

•                  if applicable, the designation and terms of the equity securities with which the equity warrants are issued, and the number of equity warrants issued with each equity security;

•                  the date on which the right to exercise the equity warrants will commence and the date on which the right will expire;

•                  if applicable, the minimum or maximum number of the equity warrants that may be exercised at any one time;

•                  anti-dilution provisions of the equity warrants, if any;

•                  redemption or call provisions, if any, applicable to the equity warrants;

•                  any additional terms of the equity warrants, including terms, procedures and limitations relating to the exchange and exercise of the equity warrants; and

•                  the exercise price.

Holders of equity warrants will not be entitled, solely by virtue of being holders, to vote, to consent, to receive dividends, to receive notice as shareholders with respect to any meeting of shareholders for the election of directors or any other matter, or to exercise any rights whatsoever as a holder of the equity securities purchasable upon exercise of the equity warrants.

PLAN OF DISTRIBUTION

We may sell the offered securities from time to time by one or more of the following methods, without limitation:

•                  through agents;

•                  through underwriters or dealers;

•                  directly to one or more purchasers; or

•                  through a combination of any of these methods of sale.

We may offer securities to the public through underwriting syndicates represented by managing underwriters or through underwriters without an underwriting syndicate.  If underwriters are used for the sale of securities, the securities will be acquired by the underwriters for their own account.  The underwriters may resell the securities in one or more transactions, including in negotiated transactions at a fixed public offering price or at varying prices determined at the time of sale.  In connection with any such underwritten sale of securities, underwriters may receive compensation from us in the form of discounts, concessions or commissions.  Underwriters may sell securities to or through dealers, and the dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents.  Such compensation may be in excess of customary discounts, concessions or commissions.

If we use an underwriter or underwriters in the sale of particular securities, we will execute an underwriting agreement with those underwriters at the time of sale of those securities.  To the extent required by law, the names of the underwriters will be set forth in the prospectus supplement used by the underwriters to sell those securities.  Unless otherwise indicated in the prospectus supplement relating to a particular offering of securities, the obligations of the underwriters to purchase the securities will be subject to customary conditions precedent and the underwriters will be obligated to purchase all of the securities offered if any of the securities are purchased.  The maximum compensation we will pay to underwriters in connection with any offering of the securities will not exceed 8% of the maximum proceeds of such offering.

In effecting sales, brokers or dealers engaged by us may arrange for other brokers or dealers to participate.  Broker-dealers may receive discounts, concessions or commissions from us (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated.  Such compensation may be in excess of customary discounts, concessions or commissions.  If dealers are utilized in the sale of securities, the names of the dealers and the terms of the transaction will be set forth in a prospectus supplement, if required.

We may also sell securities from time to time through agents.  We will name any agent involved in the offer or sale of such shares and will list commissions payable to these agents in a prospectus supplement, if required.  These agents will be acting on a best efforts basis to solicit purchases for the period of their appointment, unless we state otherwise in any required prospectus supplement.

We may sell securities directly to purchasers.  In this case, we and they may not engage underwriters or agents in the offer and sale of such shares.

We may enter agreements under which underwriters, dealers and agents who participate in the distribution of securities may be entitled to indemnification by us against various liabilities, including liabilities under the Securities Act, and to contribution with respect to payments which the underwriters, dealers or agents may be required to make.

If underwriters or dealers are used in the sale, until the distribution of the securities is completed, rules of the Securities and Exchange Commission may limit the ability of any underwriters to bid for and purchase the securities.  As an exception to these rules, representatives of any underwriters are permitted to engage in transactions that stabilize the price of the securities.  These transactions may consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the securities.  If the underwriters create a short position in the securities in connection with the offering (that is, if they sell more securities than are set forth on the cover page of the prospectus supplement) the representatives of the underwriters may reduce that short position by purchasing securities in the open market.

We make no representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the securities.  In addition, we make no representation that the representatives of any underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

LEGAL MATTERS

The validity of the securities offered by this prospectus has been passed upon for us by Richardson & Patel LLP.

EXPERTS

The financial statements of Augme Technologies, Inc. appearing in its Annual Report on Form 10-K for the year ended February 28, 2011 have been audited by Freedman & Goldberg, CPA’s P.C., independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference.  The financial statements are incorporated herein by reference in reliance upon such report given on the authority of Freedman & Goldberg, CPA’s P.C. as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Exchange Act, and file annual, quarterly and special reports and other information with the Securities and Exchange Commission.  You may read and copy any reports, proxy statements and other information we file at the Security and Exchange Commission’s public reference room at 100 F Street, N.E., Washington, D.C. 20549.  Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference room.  You may also access certain filed documents at the SEC’s web site at www.sec.gov.

This prospectus is part of a registration statement on Form S-3 that we have filed with the Securities and Exchange Commission under the Securities Act.  Pursuant to the Securities and Exchange Commission’s rules, this prospectus, which forms a part of the registration statement, does not contain all of the information in such registration statement.  You may read or obtain a copy of the registration statement, including exhibits, from the Securities and Exchange Commission in the manner described above.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The Securities and Exchange Commission allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents instead of having to repeat this information in this prospectus.  The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the Securities and Exchange Commission will automatically update and supersede this information.  We incorporate by reference the documents listed below and any future filings made with the Securities and Exchange Commission under Sections 13(a), 14 or 15(d) of the Exchange Act after the date of the registration statement of which this prospectus is a part and prior to effectiveness of the registration statement and between the date of this prospectus and the termination of the offering.  We are not, however, incorporating by reference any documents or portions thereof, whether specifically listed below or filed in the future, that are not deemed “filed” with the Securities and Exchange Commission, including any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K or certain exhibits furnished pursuant to Item 9.01 of Form 8-K:

•                  our Annual Report on Form 10-K for the fiscal year ended February 28, 2011, filed on May 16, 2011;

•                  our Current Reports on Form 8-K filed on May 18, 2011 (as amended on May 19, 2011);

•                  the description of our common stock contained in our registration statement on Form S-1/A filed with the Securities and Exchange Commission on May 18, 2011, including any amendments or reports filed for the purpose of updating the description.

Any statement incorporated herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You may request a free copy of any of the documents incorporated by reference in this prospectus by writing to us or telephoning us at the address and telephone number set forth below.

Augme Technologies, Inc.

43 West 24th Street, 11th Floor

New York, New York 10010

(855) 423-5433

Attn.: Director of Compliance

                         Shares

Common Stock

Prospectus Supplement

Northland Capital Markets

ThinkEquity LLC	Brean Murray, Carret & Co.

                 , 2011